The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated November 19, 2021

Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated November , 2021 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$

Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate due August 24, 2023

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who believe that the 30-Year U.S. Dollar ICE Swap Rate will be at or above the 2-Year U.S. Dollar ICE Swap Rate over the term of the notes and who seek a Contingent Interest Payment if, on any of the Review Dates, the difference, or spread, between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate, determined as described below, which we refer to as the Reference Rate Spread, is greater than or equal to 0.00%, which we refer to as the Interest Barrier and the Trigger Level.
•	Investors should be willing to forgo fixed interest payments, in exchange for the opportunity to receive Contingent Interest Payments. Contingent Interest Payments should not be viewed as periodic interest payments. The Contingent Interest Payment is a fixed amount and is not linked to either Reference Rate or the Reference Rate Spread.
•	Investors should be willing to forgo the potential to participate in any increase in (or “widening” of) the Reference Rate Spread and accept the risk of losing some or all of their principal if the notes have not been redeemed early and the Final Reference Rate Spread is less than the Trigger Level. Under these circumstances, at maturity investors will lose 1% of their principal for every 0.01% that the Final Reference Rate Spread is less than the Trigger Level and could lose all of their principal amount at maturity. As a result, a very small percentage point decline in the Final Reference Spread below the Trigger Level can generate a significant loss on the notes. For example, if the notes have not been redeemed early and the Final Reference Rate Spread is -1.00%, investors will lose all of their principal amount at maturity.
•	The notes may be redeemed early, in whole but not in part, at our option on any of the Interest Payment Dates (other than the final Interest Payment Date). The earliest date on which the notes may be redeemed early is February 24, 2022.
•	The notes are not traditional fixed income securities. Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest based on the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities, but would not adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest based on either Reference Rate or the Reference Rate Spread; instead, the notes pay contingent interest that is a fixed amount and whether it is payable on a particular Interest Payment Date depends on the Reference Rate Spread on the related Review Date as compared to the Interest Barrier. In addition, if the notes have not been redeemed early, the amount an investor receives at maturity will depend on the performance of the Reference Rate Spread. In that case, a Final Reference Rate Spread below the Trigger Level will result in the investors losing some or all of their principal amount at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Reference Rate Spread:	The 30-Year U.S. Dollar ICE Swap Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement (the “30-Year Reference Rate”) minus the 2-Year U.S. Dollar ICE Swap Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement (the “2-Year Reference Rate”) (each of the 30-Year Reference Rate and the 2-Year Reference Rate, a “Reference Rate” and collectively, the “Reference Rates”)
Contingent Interest Payments:	If the notes have not been redeemed early and the Reference Rate Spread on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date, for each $1,000 principal amount note, a Contingent Interest Payment equal to at least $22.50. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $22.50 per $1,000 principal amount note. The Contingent Interest Payment is a fixed amount and is not linked to the Reference Rate. If the Reference Rate Spread on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.
Interest Barrier / Trigger Level:	0.00%
Early Redemption:	We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the final Interest Payment Date) at a price for each $1,000 principal amount note equal to $1,000 plus the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date. If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least three business days before the applicable Interest Payment Dates on which the notes are redeemed early.
Payment at Maturity:	If the notes have not been automatically called and the Final Reference Rate Spread is greater than or equal to the Trigger Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.

If the notes have not been redeemed early and the Final Reference Rate Spread is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every 0.01% that the Final Reference Rate Spread is less than the Trigger Level. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × 100 × Final Reference Rate Spread)

In no event, however, will the payment at maturity be less than $0.

If the notes have not been redeemed early and the Final Reference Rate Spread is less than the Trigger Level (and therefore the 30-Year Reference Rate is below the 2-Year Reference Rate on the final Review Date), you will lose some or all of your principal amount at maturity. In particular, if the Final Reference Rate Spread is -1.00% or lower, you will lose all of your principal amount at maturity.

Final Reference Rate Spread:	The Reference Rate Spread on the final Review Date
Pricing Date:	On or about November 22, 2021
Original Issue Date:	On or about November 24, 2021 (Settlement Date)
Maturity Date††:	August 24, 2023
Other Key Terms:	See “Additional Key Terms” in this pricing supplement.

††	Subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. If the notes priced today, the selling commissions would be approximately $35.00 per $1,000 principal amount note and in no event will these selling commissions exceed $50.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $920.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $900.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Review Dates†:	February, 18, 2022, May 19, 2022, August 19, 2022, November 21, 2022, February 21, 2023, May 19, 2023 and August 21, 2023 (the final Review Date)
Interest Payment Dates††:	February, 24, 2022, May 24, 2022, August 24, 2022, November 25, 2022, February 24, 2023, May 24, 2023 and the Maturity Date
CUSIP:	48130UZJ7
†	Subject to adjustment as described under “Supplemental Terms of the Notes” in this pricing supplement
††	Subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Supplemental Terms of the Notes

Each Review Date is a Determination Date for purposes of the accompanying product supplement, but is not subject to postponement under “General Terms of Notes — Postponement of a Determination Date.”  Instead, it is subject to adjustment as described below.

With respect to any day:

(1)	the “30-Year Reference Rate” refers to the 30-Year U.S. Dollar ICE Swap Rate, which is the rate for U.S. dollar swaps with a designated maturity of 30 years; and
(2)	the “2-Year Reference Rate” refers to the 2-Year U.S. Dollar ICE Swap Rate (together with the 30-Year U.S. Dollar ICE Swap Rate, the “ICE Swap Rates”), which is the rate for U.S. dollar swaps with a designated maturity of 2 years, that, in each case, appears on the Reuters Screen ICESWAP1 Page at approximately 11:00 a.m., New York City time, on that day, as determined by the calculation agent, provided that, if no such rate appears on the Reuters Screen ICESWAP1 Page on that day at approximately 11:00 a.m., New York City time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps, will determine the applicable Reference Rate for that day in its sole discretion.

“Reuters Screen ICESWAP1 Page” means the display designated as the Reuters screen “ICESWAP1” or such other page as may replace the Reuters screen “ICESWAP1” on that service or such other service or services as may be nominated for the purpose of displaying rates for U.S. dollar swaps by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating rates for U.S. dollar swaps in the event IBA or its successor no longer does so.

Notwithstanding the foregoing paragraph:

(i)  If the calculation agent determines in its sole discretion on or prior to the relevant day that the relevant rate for U.S. dollar swaps has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the applicable Reference Rate for that day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be (a) the industry-accepted successor rate to the relevant rate for U.S. dollar

JPMorgan Structured Investments —	PS-1
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

swaps or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant rate for U.S. dollar swaps; and

(ii) If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day and Review Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

JPMS, one of our affiliates, will act as the calculation agent for the notes.  We may appoint a different calculation agent, including ourselves or another affiliate of ours, from time to time after the date of this pricing supplement without your consent and without notifying you.  See “General Terms of Notes — Calculation Agent” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-2
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Rate Spread?

If the notes have not been redeemed early and the Reference Rate Spread on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $22.50. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $22.50 per $1,000 principal amount note. If the Reference Rate Spread on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

The following table illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on a Contingent Interest Payment of $22.50 per $1,000 principal amount note, depending on how many Contingent Interest Payments are made prior to early redemption or maturity.

Number of Contingent Interest Payments	Total Contingent Interest Payments
7	$157.50
6	$135.00
5	$112.50
4	$90.00
3	$67.50
2	$45.00
1	$22.50
0	$0.00

The following table illustrates the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes that the notes have not been previously redeemed early. We make no representation or warranty as to what the Reference Rate Spread will be on any Review Date. Each hypothetical payment set forth below also assumes a Contingent Interest Payment of $22.50 and reflects the Interest Barrier and a Trigger Level of 0.00%. The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $22.50 per $1,000 principal amount note. Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Reference Rate Spread at Review Date	Payment on Interest Payment Date (1)	Payment at Maturity (1)(2)
2.00%	$22.50	$1,022.50
1.50%	$22.50	$1,022.50
1.00%	$22.50	$1,022.50
0.90%	$22.50	$1,022.50
0.80%	$22.50	$1,022.50
0.70%	$22.50	$1,022.50
0.60%	$22.50	$1,022.50
0.50%	$22.50	$1,022.50
0.40%	$22.50	$1,022.50
0.30%	$22.50	$1,022.50
0.20%	$22.50	$1,022.50
0.10%	$22.50	$1,022.50
0.00%	$22.50	$1,022.50
-0.01%	N/A	$990.00
-0.10%	N/A	$900.00
-0.20%	N/A	$800.00
-0.30%	N/A	$700.00
-0.40%	N/A	$600.00
-0.50%	N/A	$500.00
-0.60%	N/A	$400.00
-0.70%	N/A	$300.00
-0.80%	N/A	$200.00
-0.90%	N/A	$100.00
-1.00%	N/A	$0.00
-1.10%	N/A	$0.00
-1.20%	N/A	$0.00
-1.30%	N/A	$0.00
-1.40%	N/A	$0.00
-1.50%	N/A	$0.00
(1)	You will receive a Contingent Interest Payment in connection with a Review Date if the Reference Rate Spread on that Review Date is greater than or equal to the Interest Barrier.
(2)	The payment at maturity will not be less than $0.
JPMorgan Structured Investments —	PS-3
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how payments on the notes in different hypothetical scenarios are calculated.

Example 1: The notes have not been redeemed early, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the Final Reference Rate Spread is 0.50%. The investor receives a payment of $22.50 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been redeemed early and the Final Reference Rate Spread is greater than the Trigger Level, the investor receives at maturity a payment of $1,022.50 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $22.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,157.50 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 2: The notes have not been redeemed early, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date and the Final Reference Rate Spread is 0.00%. The investor receives a payment of $22.50 per $1,000 principal amount note in connection with two of the Review Dates preceding the final Review Date. Because the notes have not been redeemed early and the Final Reference Rate Spread is equal to the Trigger Level, the investor receives at maturity a payment of $1,022.50 per $1,000 principal amount note. This payment consists of a Contingent Interest Payment of $22.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.  The total amount paid on the notes over the term of the notes is $1,067.50 per $1,000 principal amount note.

Example 3: The notes have not been redeemed early, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date, and the Final Reference Rate Spread is -0.60%. The investor receives a payment of $22.50 per $1,000 principal amount note in connection with each of the Review Dates preceding the final Review Date. Because the notes have not been redeemed early and the Final Reference Rate Spread is -0.60%, the investor receives at maturity a payment of $400 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 100 × -0.60%) = $400

The total amount paid on the notes over the term of the notes is $557.50 per $1,000 principal amount note.

Example 4: The notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Final Reference Rate Spread is -0.70%. Because the notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Final Reference Rate Spread is -0.70%, the investor receives no payments over the term of the notes, other than a payment at maturity of $300 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 100 × -0.70%) = $300

Example 5: The notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Final Reference Rate Spread is -1.20%. Because the notes have not been redeemed early, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date, the Final Reference Rate Spread is -1.20% and the payment at maturity is floored at $0, the investor receives no payments over the term of the notes, resulting in the loss of all of their principal amount at maturity.

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-4
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Selected Purchase Considerations

•	CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each Review Date of at least $22.50* per $1,000 principal amount note. If the notes have not been redeemed early and the Reference Rate Spread on any Review Date is greater than or equal to the Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the Reference Rate Spread on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.

* The actual Contingent Interest Payment will be provided in the pricing supplement and will not be less than $22.50 per $1,000 principal amount note.

•	POTENTIAL EARLY EXIT AS A RESULT OF THE OPTIONAL EARLY REDEMPTION FEATURE — We, at our election, may redeem the notes early, in whole but not in part, on any of the Interest Payment Dates (other than the final Interest Payment Date). If the notes are redeemed early, you will receive $1,000 plus the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date for each $1,000 principal amount note on the applicable Interest Payment Date on which the notes are redeemed early. Even in cases where the notes are redeemed before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES HAVE NOT BEEN REDEEMED EARLY — If the notes have not been redeemed early, we will pay you your principal back at maturity only if the Final Reference Rate Spread is greater than or equal to the Trigger Level. However, if the notes have not been redeemed early and the Final Reference Rate Spread is less than the Trigger Level, you will lose 1% of the principal amount of your notes for every 0.01% that the Final Reference Rate Spread is less than the Trigger Level and could lose all of your principal amount at maturity. As a result, a very small percentage point decline in the Final Reference Spread below the Trigger Level can generate a significant loss on the notes. For example, if the notes have not been redeemed early and the Final Reference Rate Spread is -1.00%, you will lose all of your principal amount at maturity.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — See “Selected Risk Considerations — The Notes Are Not Traditional Fixed Income Securities” in this pricing supplement.
•	RETURN LINKED TO THE SPREAD BETWEEN THE 30-YEAR U.S. DOLLAR ICE SWAP RATE AND THE 2-YEAR U.S. DOLLAR ICE SWAP RATE — The Reference Rate Spread is the difference between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate.

The 30-Year U.S. Dollar ICE Swap Rate is the “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 30-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating three-month USD London Interbank Offered Rate (“three-month USD LIBOR”) based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year. Three-month USD LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market.

The 2-Year U.S. Dollar ICE Swap Rate is the “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 2-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable semi-annually on the basis of a 360-day year consisting of twelve 30-day months, is exchangeable for a floating three-month USD LIBOR based payment stream that is payable quarterly on the basis of the actual number of days elapsed during a quarterly period in a 360-day year.

The Contingent Interest Payment is a fixed amount and is not linked to either Reference Rate or the Reference Rate Spread.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the
JPMorgan Structured Investments —	PS-5
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and below.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been redeemed early and the Final Reference Rate Spread is less than the Trigger Level, you will lose 1% of your principal amount at maturity for every 0.01% that the Final Reference Rate Spread is less than the Trigger Level and could lose all of your principal amount at maturity. As a result, a very small percentage point decline in the Final Reference Spread below the Trigger Level can generate a significant loss on the notes. For example, if the notes have not been redeemed early and the Final Reference Rate Spread is -1.00%, you will lose all of your principal amount at maturity. Even if the Final Reference Rate Spread is negative, your payment at maturity per $1,000 principal amount note will not be less than $0.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Reference Rate Spread. Contingent Interest Payments should not be viewed as periodic interest payments. If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to a Review Date only if the Reference Rate Spread on that Review Date is greater than or equal to the Interest Barrier. If the Reference Rate Spread on that Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the Reference Rate Spread on each Review Date is less than the Interest Barrier, you will not receive any interest payments over the term of the notes.
•	YOUR PAYMENT AT MATURITY ON THE NOTES IS BASED ON THE PERFORMANCE OF THE REFERENCE RATE SPREAD, WHICH MAY NARROW SIGNIFICANTLY DURING THE TERM OF THE NOTES TO A NEGATIVE SPREAD — The Reference Rate Spread may decline, or “narrow,” significantly during the term of the notes to a negative spread, as a result of the factors described under “— Risks Relating to the Reference Rate Spread — The Reference Rate Spread Will Be Affected By a Number of Factors and May Be Volatile” below. If the Reference Rate Spread is less than the Trigger Level, you will lose all of your principal amount at maturity. You should not invest in the notes if you do not understand the Reference Rates, the Reference Rate Spread or have no view on longer-term rates relative to shorter-term rates.

The Reference Rate Spread will narrow and may become negative if (i) the 30-Year Reference Rate decreases or remains constant while the 2- Year Reference Rate increases or (ii) the 30-Year Reference Rate decreases while the 2-Year Reference Rate increases or remains constant. However, even if the Reference Rates move in the same direction (i.e., both Reference Rates are increasing or decreasing at the same time), if (i) the 2-Year Reference Rate increases by more than 30-Year Reference Rate increases or (ii) the 30-Year Reference Rate decreases by more than 2-Year Reference Rate decreases, the Reference Rate Spread will narrow and the Final Reference Rate Spread could be less than the Trigger Level. Any of these scenarios increases the likelihood that the Final Reference Rate Spread will be less than the Trigger Level, which will result in a greater potential for a loss of some or all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany
JPMorgan Structured Investments —	PS-6
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest based on the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities, but would not adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest based on either Reference Rate or the Reference Rate Spread; instead, the notes pay contingent interest that is a fixed amount and whether it is payable on a particular Interest Payment Date depends on the Reference Rate Spread on the related Review Date as compared to the Interest Barrier. In addition, if the notes have not been redeemed early, the amount an investor receives at maturity will depend on the performance of the Reference Rate Spread. In that case, a Final Reference Rate Spread below the Trigger Level will result in the investors losing some or all of their principal amount at maturity.
•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are redeemed early, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that might have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus the Contingent Interest Payment, if any, applicable to the immediately preceding Review Date on the applicable Interest Payment Date on which the notes are redeemed early.
•	REINVESTMENT RISK — If your notes are redeemed early, the term of the notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed early prior to the Maturity Date.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY INCREASE IN THE REFERENCE RATE SPREAD — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any increase in the Reference Rate Spread, which may be significant. The Contingent Interest Payment is a fixed amount and is not linked to the Reference Rate. You will not participate in any increase in the Reference Rate Spread. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Rate Spread during the term of the notes.
•	THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Reference Rate Spread is less than the Trigger Level and the notes have not been redeemed early, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation of the Reference Rate Spread on a leveraged basis and will lose some or all of your principal amount at maturity.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Contingent Interest Payment will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Contingent Interest Payment.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. For example, if on any Review Date, either Reference Rate cannot be determined by reference to the applicable Reuters page, the calculation agent will determine that Reference Rate for that Review Date in its sole discretion, after consulting such sources as it deems comparable to the foregoing page, or any such other source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.
JPMorgan Structured Investments —	PS-7
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the Reference Rate Spread, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Reference Rate Spread;
•	the time to maturity of the notes;
•	correlation (or lack of correlation) of the Reference Rates;
•	whether the Reference Rate Spread has been, or is expected to be, less than the Interest Barrier on any Review Date or is expected to be less than the Trigger Level on the final Review Date;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.
JPMorgan Structured Investments —	PS-8
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Reference Rate Spread

•	THE REFERENCE RATE SPREAD WILL BE AFFECTED BY A NUMBER OF FACTORS AND MAY BE VOLATILE — In normal market conditions, longer-term rates are typically greater than shorter-term rates. However, rates do not always exhibit this relationship and, at times, longer-term rates may be less than short-term rates.

Although there is no single factor that determines the spread between rates of different maturities, rate spreads have historically tended to fall when short-term interest rates rise. Short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically, short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. If historical patterns hold, the Reference Rate Spread would be likely to decrease if the Federal Reserve Board pursues a policy of raising short-term interest rates. Although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. For example, short-term interest rates tend to rise when there is a worsening of the perceived creditworthiness of the banks that participate in the interest rate swap and London interbank markets and when there is a worsening of general economic and credit conditions.

The Reference Rate Spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. For example, high demand for longer-dated U.S. treasury notes and bonds may cause the Reference Rate Spread to narrow even in the absence of an increase in short-term interest rates. Additional factors that may affect the Reference Rate Spread include, but are not limited to:

•	changes in, or perceptions about, the Reference Rates;
•	general economic conditions: the economic, financial, political, regulatory and judicial events that affect financial markets generally will affect the Reference Rates (and, therefore, the Reference Rate Spread);
•	prevailing interest rates: the Reference Rates (and, therefore, the Reference Rate Spread) are subject to daily fluctuations depending on the levels of prevailing interest rates in the market generally;
•	sentiment regarding the U.S. and global economies;
•	policies of the Federal Reserve Board regarding interest rates;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets; and
•	performance of capital markets.

These and other factors may have a negative impact on the payment at maturity on the notes and on the value of the notes in the secondary market. A Reference Rate Spread that is less than the Interest Barrier on any Review Date or less than the Trigger Level on the final Review Date will result in the loss of a Contingent Interest Payment on that Review Date or a reduction of principal payment at maturity if the notes have not been redeemed early. As a result of these factors, the Reference Rate Spread may be volatile, and even a very small percentage point change in the Reference Rate Spread can result in a significant loss on the notes if the notes have not been redeemed early. Accordingly, volatility of the Reference Rate Spread may adversely affect your return on the notes.

•	THE ICE SWAP RATES AND THE MANNER IN WHICH THEY ARE CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the ICE Swap Rates are calculated will continue in its current form. Any changes in the method of calculation could reduce the Reference Rate Spread.
•	UNCERTAINTY ABOUT THE FUTURE OF LIBOR MAY ADVERSELY AFFECT THE REFERENCE RATE SPREAD — Each Reference Rate is based on a hypothetical interest rate swap referencing the U.S. Dollar London Interbank Offered Rate (“LIBOR”) with a designated maturity of three months. On March 5, 2021, the U.K. Financial Conduct Authority, which regulates LIBOR, confirmed that 3-month U.S. Dollar LIBOR settings will cease to be provided by any administrator or no longer be representative immediately after June 30, 2023. It is impossible to predict the impact of this announcement on LIBOR rates, the impact of any alternative reference rates or whether any additional reforms to LIBOR may be enacted in the United Kingdom or elsewhere. At this time, no consensus exists as to what rate or rates may become accepted alternatives to LIBOR and it is impossible to predict the effect of any such alternatives on the value of the notes. Uncertainty as to the nature of alternative reference rates and as to potential changes or other reforms to LIBOR may adversely affect the Reference Rate Spread during the term of the notes and your return on the notes.
•	EACH REFERENCE RATE MAY BE DETERMINED BY THE CALCULATION AGENT IN ITS SOLE DISCRETION OR, IF IT IS DISCONTINUED OR CEASED TO BE PUBLISHED PERMANENTLY OR INDEFINITELY, REPLACED BY A SUCCESSOR OR SUBSTITUTE RATE — If no relevant rate appears on the Reuters Screen ICESWAP1 Page on a relevant day at approximately 11:00 a.m., New York City time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps, will determine the applicable Reference Rate for that relevant day in its sole discretion.
JPMorgan Structured Investments —	PS-9
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Notwithstanding the foregoing, if the calculation agent determines in its sole discretion on or prior to the relevant day that the relevant rate for U.S. dollar swaps has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the applicable Reference Rate for that day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be (a) the industry-accepted successor rate to the relevant rate for U.S. dollar swaps or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant rate for U.S. dollar swaps.  If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day and Review Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

Any of the foregoing determinations or actions by the calculation agent could result in adverse consequences to the value of the Reference Rate Spread used on the applicable Review Date, which could adversely affect the return on and the market value of the notes.

JPMorgan Structured Investments —	PS-10
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Historical Information

The first graph below sets forth the historical weekly performances of the 30-Year Reference Rate and the 2-Year Reference Rate from January 8, 2016 through November 12, 2021. The 30-Year Reference Rate on November 18, 2021 was 1.786%. The 2-Year Reference Rate on November 18, 2021 was 0.747%.

The second graph below sets forth the historical weekly Reference Rate Spread (i.e., the difference between the 30-Year Reference Rate and the 2-Year Reference Rate) from January 8, 2016 through November 12, 2021. The Reference Rate Spread on November 18, 2021 was 1.039%.

We obtained the levels of the Reference Rates and the Reference Rate Spread above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical values of the Reference Rates and the Reference Rate Spread should not be taken as an indication of future performance, and no assurance can be given as to the value of the Reference Rate Spread on any Review Date. There can be no assurance that the performance of the Reference Rate Spread will result in the return of any of your principal amount or the payment of any interest.

When reviewing the historical performance of the Reference Rate Spread in the below graph, it is important to understand that, if the notes have not been redeemed early, because you will lose 1% of your principal amount at maturity for every 0.01% that the Final Reference Rate Spread is less than the Trigger Level, a very small percentage point decline in the Final Reference Rate Spread can result in a significant loss on the notes. In addition, because the payment at maturity is based on the Reference Rate Spread, even when the 30-Year Reference Rate increases or the 2-Year Reference Rate decreases, you may lose some or all of your principal amount at maturity. See “Selected Risk Considerations — Risks Relating to the Notes Generally — Your Investment in the Notes May Result in a Loss” and “Selected Risk Considerations — Risks Relating to the Notes Generally — Your Payment at Maturity on the Notes Is Based on the Performance of the Reference Rate Spread, Which May Narrow Significantly During the Term of the Notes to a Negative Spread” in this pricing supplement.

JPMorgan Structured Investments —	PS-11
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be

JPMorgan Structured Investments —	PS-12
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate

Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Rate Spread?” and “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS-13
Callable Contingent Interest Notes Linked to the Spread Between the 30-Year U.S. Dollar ICE Swap Rate and the 2-Year U.S. Dollar ICE Swap Rate